Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carolina Bank Holdings, Inc. and Subsidiary

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Carolina Bank Holdings, Inc. and Subsidiary of our report dated March 12, 2007, related to the audits of the consolidated financial statements of Carolina Bank Holdings, Inc. and Subsidiary as of December 31, 2006 and 2005, for each of the years in the three-year period ended December 31, 2006, which report is included in the December 31, 2006 Annual Report on Form 10-KSB of Carolina Bank Holdings, Inc. and Subsidiary.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina September 28, 2007